Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	22-1970303 (I.R.S. Employer Identification No.)

1830 Route 130
       Burlington, New Jersey 08016
(Address of Principal Executive Offices)

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION
               2005 STOCK INCENTIVE PLAN
 (Full title of the plan)

Paul C. Tang, Esq.
General Counsel
Burlington Coat Factory Warehouse Corporation
1830 Route 130
                    Burlington, New Jersey 08016
(Name and address of agent for service)

                         (609) 387-7800
(Telephone number, including area code, of agent for service)

Calculation of Registration Fee
__________________________________________________________________________________________
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

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Common Stock, par value $1.00 per share	200,000	$40.33	$8,066,000	$863.07

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(1)     This Registration Statement also relates to an indeterminate number of additional shares of Common Stock that may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)     Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c). The maximum aggregate offering price is based on 200,000 shares available for issuance under the 2005 Stock Incentive Plan, multiplied by the average of the high and low sales prices of such securities on the New York Stock Exchange on January 4, 2006.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference: (i) the Registrant's Annual Report on Form 10-K for the fiscal year ended May 28, 2005, (ii) the Registrant's Quarterly Reports on Form 10-Q for the quarters ended August 27, 2005 and November 26, 2005 and (iii) the description of the Registrant's Common Stock, par value $1.00 per share (the "Common Stock"), contained in the Registrant's Registration Statement on Form 8-A dated November 19, 1984 and the section entitled "Description of Capital Stock" of the Company's prospectus dated June 9, 1983 filed pursuant to Rule 424(b) of the Securities Act.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.     DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

     Certain legal matters with respect to the offering of the Common Stock registered hereby have been passed upon by Paul C. Tang, Esq., General Counsel of the Registrant. Mr. Tang is an employee of the Registrant and may receive securities under the Registrant's 2005 Stock Incentive Plan.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Certificate of Incorporation requires the Registrant to indemnify its directors and officers to the fullest extent permitted by Delaware law. In addition, the Registrant has entered into Indemnification Agreements with each of its directors and certain of its officers (each, an "Indemnitee"). Each such Indemnification Agreement provides, among other things, that the Registrant will indemnify the Indemnitee to the fullest extent permitted by the Delaware General Corporation Law, including advancement of legal fees and other expenses incurred by the Indemnitee in connection with any legal proceedings arising out of the Indemnitee's service as director and/or officer, subject to certain exclusions and procedures set forth in the Indemnification Agreement.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.     EXHIBITS

Exhibit

4	Burlington Coat Factory Warehouse Corporation 2005 Stock Incentive Plan

5	Opinion and Consent of Paul C. Tang, Esq.

23.1	Consent of Paul C. Tang, Esq. (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP

24	Power of Attorney

ITEM 9.     UNDERTAKINGS

     (a)     The undersigned Registrant hereby undertakes:

             (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     (i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                     (ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                      (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                      Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

             (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto authorized, in the City of Burlington, State of New Jersey, on this 11th day of January 2006.

Burlington Coat Factory Warehouse Corporation (Registrant) By: /s/ Monroe G. Milstein Monroe G. Milstein, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

* Monroe G. Milstein	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	January 11, 2006

* Andrew R. Milstein	Executive Vice President and Director	January 11, 2006

* Stephen E. Milstein	Executive Vice President and Director	January 11, 2006

* Mark A. Nesci	Executive Vice President and Director	January 11, 2006

* Robert L. LaPenta, Jr.	Vice President-Chief Accounting Officer (Principal Accounting Officer)	January 11, 2006

* Irving Drillings	Director	January 11, 2006

* Roman Ferber	Director	January 11, 2006

* Alan Silverglat	Director	January 11, 2006

*By: /s/ Paul C. Tang
Paul C. Tang
(Attorney-in-fact)

Date: January 11, 2006

EXHIBIT INDEX

Exhibit

4	Burlington Coat Factory Warehouse Corporation 2005 Stock Incentive Plan

5	Opinion and Consent of Paul C. Tang, Esq.

23.1	Consent of Paul C. Tang, Esq. (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP

24	Power of Attorney